Exhibit 2.6

TELECOM ITALIA MEDIA S.P.A.
SPECIAL MEETING OF SAVINGS SHAREHOLDERS ON
27 APRIL 2015

Proposed resolutions and explanatory reports of shareholder Stefano Bandieramonte on items 2, 4 and 7 of the agenda

NOTICE TO U.S. INVESTORS

The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

ENGLISH TRANSLATION OF ITALIAN ORIGINAL

PROPOSED RESOLUTION

on item 2 on the agenda:
2. Prospective merger by incorporation into Telecom Italia S.p.A.: objects of common interest for the savings shareholders.

Dear Savings Shareholders,
the undersigned Stefano Bandieramonte, savings shareholder of Telecom Italia Media Spa, submits for your approval the following

PROPOSED RESOLUTION:
“the special meeting of the savings shareholders of Telecom Italia Media Spa,

- having examined the documentation made public by the company;

- deeming this documentation, in a substantial sense, incomplete;

- having ascertained in particular, among other things, that in the explanatory report of the BOD to support the merger operation it states ".. that for the savings shares, the value was deduced on the basis of the average market discount recorded by this category of shares with respect to ordinary shares in the last six months." while in the same report, in another point, it was indicated that "the stock market price method - which determines the value of a company based on the capitalisation of its stock traded on regulated markets - was not considered applicable due to the poor significance of the Telecom Italia Media ordinary share market prices with respect to the market prices of the ordinary shares of Telecom Italia;"

- deeming unreasonably discretional the BOD's recourse to the criterion of market discount for the Telecom Italia Media savings shares, which in the latter period have hardly traded, concentrated in a single sale and in any event not comparable with the trades of the ordinary shares, when the BOD itself has deemed the market prices of said ordinary shares to not be significant for the purposes of the exchange;

- considering, therefore, that using the criterion of market discount arbitrarily, solely for this valuation is "unreasonable", and as such can invalidate the whole operation resolves
to request the Board of Directors of Telecom Italia Media Spa to not proceed to put to the ordinary shareholders' meeting called for 30 April 2015, the resolution to approve the plan for the merger by incorporation of Telecom Italia Media S.p.A. into Telecom Italia S.p.A..

PROPOSED RESOLUTION

on item 4 on the agenda:
4. Approval of the resolution to approve the plan for merger by incorporation of Telecom Italia Media S.p.A. into Telecom Italia S.p.A., to be made by the Extraordinary Meeting of the Shareholders of Telecom Italia Media S.p.A. on 30 April 2015.

Dear Savings Shareholders,
the undersigned Stefano Bandieramonte, savings shareholder of Telecom Italia Media Spa, submits for your approval the following

PROPOSED RESOLUTION:

“the special meeting of the savings shareholders of Telecom Italia Media Spa,

-having noted the information that has emerged;

resolves

to not approve the plan for merger by incorporation of Telecom Italia Media S.p.A. into Telecom Italia S.p.A., to be made by the Extraordinary Meeting of the Shareholders of Telecom Italia Media S.p.A. on 30 April 2015.

PROPOSED RESOLUTION

on item 7 on the agenda:
7. Resolutions of the shareholders' meeting regarding the use of the expenses account pursuant to article 146, subsection 1(c) of Legislative Decree 58/1998.

Dear Savings Shareholders,
the undersigned Stefano Bandieramonte, savings shareholder of Telecom Italia Media Spa, submits for your approval the following

PROPOSED RESOLUTION:

“the special meeting of the savings shareholders of Telecom Italia Media Spa,

-having noted the information that has emerged;

resolves

to confer all the necessary powers on the Common Representative of savings shareholders appointed a short time ago in order that he or she may use this expense account in the sole interest of the shareholders of this category; to this end the Common Representative may carry out all necessary activities, but in particular, should:

a) Make immediate provision for the purchase of a paid announcement in a daily newspaper with a national circulation, to be published absolutely by 30 April 2015 for the purpose of making public opinion and the appointed authorities aware of the rights, including that of complete information, that must be recognised to our category of savings shareholders of Telecom Italia Media S.p.A., insofar as, among other things, the proposed merger involves listed companies, that are related, one of which (the incorporating company) exercising direction and coordination activity over the other (the company being incorporated). The announcement must contain the request for intervention to protect the savings shareholders of this company, and only as a consequence of "saving in general", as well as of the Commissione Nazionale per la società e la borsa (Consob)also of the Prime Minister Matteo Renzi and the Ministry of the Economy Pier Carlo Padoan, by virtue of the statements made by the latter at the recent "Salone del Risparmio".

b) To confer the appropriate professional mandates on Prof. Giuseppe Guizzi, legal counsel with offices in Rome, at Piazza dell'Emporio 16/A, and Mr. Raffaele Cappiello, legal counsel with offices in Rome, at Via San Sebastianello 6, in order to attempt all actions to protect, including by legal proceedings, the rights, including the right to information, of the category subject to the necessary evaluation of the legal basis of such action.

TELECOM ITALIA MEDIA S.P.A.

Special meeting of savings shareholders
27 April 2015

Explanatory report by savings shareholder Stefano Bandieramonte on item 2 on the agenda in the call notice as supplemented, with the explanation that said report is also the basis on which the proposed resolution on item 4 on the agenda is made

Dear Shareholders,

this report has been drafted to highlight, in summary form - and for transparency it has been requested that it is published on the company website prior to the meeting - the reasons that have induced me to propose that the shareholders' meeting approve the texts of the resolutions reproduced below, without prejudice, naturally, to the need for separate discussion and voting on the individual items on the agenda.

Firstly, in general terms, it must be noted that, while it is true that there is no right to an "exact" exchange ratio in a merger, but only a right to a "fair" exchange ratio, it is also true that, while "negotiated" the exchange ratio can never become "unreasonable", and must be fairly motivated, particular in the case of  listed companies, one of which (the incorporating company) exercises direction and coordination activity over the other (the company being incorporated).  So in these cases there indisputably exists an expectation that the value of the shareholding will be maintained. To justify the sacrifice of this expectation, there would need to be at least documentation, also prescribed by the law, published by TELECOM ITALIA MEDIA S.P.A. (hereinafter TIME) that is, in a substantial sense, complete, exhaustive and non-contradictory, at least, for the matters referred to here, with regard to the matters of common interest to the savings shareholders.   It is pointless to complain - as has been affirmed in the meetings of the "Salone del Risparmio" this March - that savings struggle to be directed towards productive investment, it is equally useless to think of the means to be developed to "promote the flow of enterprise capital" and "act to develop savers' financial literacy" (as stated by Minister of the Economy Padoan, reported in Sole 24 Ore on 26 March 2015) if listed companies then do not, not even when undertaking "transactions with related parties", put into the public domain all the data necessary to allow "the savers" to correctly assess such "delicate" transactions.

In fact, even a cursory examination shows, among other things, that:

a) TIME has only formally observed the prescriptions of both the primary laws and the regulations dictated by Consob with regard to transactions with related parties (which is what this merger is: merger by incorporation with the parent company, a company which, moreover, exercises direction and coordination activity), not taking account of the rights of the shareholders (and, in particular, those of the savings shareholders who decided to choose to trust their capital to a listed company, confident that their special equity privileges would be recognised, and that the rules of corporate governance would be rigorously respected)to receive, in a substantial sense, complete and correct information. Specifically:

i) the opinion of the committee of independent directors appears somewhat patchy. The motivation for the advantageousness of the transaction as a whole (the synergies deriving from integration and greater profitability for TIME shareholders) is objectively a standard clause (it is, basically, the reason for undertaking any merger), and the motivation appears somewhat generic ("greater liquidity" of Telecom shares) which should justify the advantageousness  also from the specific viewpoint of the "external" TIME shareholders only.

ii) to adequately fulfil the obligation for motivation the committee should have assessed comparatively the effects for external, ordinary and savings shareholders of alternative transactions taking into account the strategies already planned by the parent company;

iii) in other words, since the transaction aims, in substance, at delisting TIME, and seems to represent just an intermediate step towards the final objective, which is for the parent company to directly liquidate the assets of TIME (the sale of Persidera, a TIME asset, had already been preannounced to the market by the BOD - followed by the press releases of the second half of 2014 - and then a declaration was made in January of this year, just over a month before the announcement of the hypothesis of merger with the parent company, that the project had been temporarily shelved), the opinion, which must illustrate the reasons for the substantial correctness of the transaction, primarily from the perspective of the unrelated shareholders, should have considered if, and to what extent, the shareholders other than Telecom Italia (hereinafter TI) could have achieved the value of their shares in the presence of either (a) a tender offer aimed at delisting, or (b) an ordinary procedure to wind up TIME.

iv) it would therefore have been absolutely necessary to provide the TIME savings shareholders with the tools to check if, and to what extent, the exchange ratio might end up "subtracting" from them part of the value that these shares express, and which would be achievable if the aim of the substantial winding up of the company, which is predestined to be incorporated, had been carried out in the alternative ways described above;

b) instead, the company declined, albeit courteously, notwithstanding an explicit invitation formulated on 13 March 2015, the request to disseminate the further documentation needed to correctly assess the procedure (it had been asked to make public: i) the minutes of the meetings of the Boards of Directors (of both companies involved) regarding the merger process, its investigation and the related negotiations; ii) the documents from which the information used/examined by the TIME Board Committee, by Equita Sim Spa and by Prof. Stefano Caselli was obtained (these were documents/information all indicated/referred to for the opinion of the TIME Board Committee, for Equita's fairness opinion and for Prof. Caselli's fairness opinion). Publication of this documentation certainly would have been absolutely necessary, also in order to enable the representative of the category and the shareholders to assess if the prerequisites for exercising the actions specified in law were present. As an example, it is enough to recall that it was precisely Equita Sim that was asked to provide a fairness opinion; Equita Sim, which, as is known, assisted TI in the assessment of major possible strategic options. The shareholders were not even allowed to know what the economic content of the task assigned by TI to Equita Sim was on that occasion!!

c) in contrast to what was done to estimate the economic capital of Telecom Italia, an operation that was carried out by the BODs involved, based on the cash flows method and using the stock exchange capitalisation method as control, the cash flow method only was used to estimate the economic capital of TIME, and no control method was used (why not?);

d) in the explanatory report of the Board of Directors of TIME regarding the methods used for the valuation for the purpose of determining the exchange ratios (4.2) it is expressly stated that "the stock exchange prices method - which determines the value of a company based on the capitalisation of its shares traded on regulated markets - was not considered applicable because of the low significance of the market prices of the ordinary shares of Telecom Italia Media compared to the market prices of the ordinary shares of Telecom Italia”. The statement that the method based on stock exchange capitalisation would not have produced reliable results, given the low liquidity of TIME may, perhaps, be acceptable, in abstract. However, it is not a good reason for not supplying at least the information on what the outcome of such a valuation might be (the choice of excluding it a priori leaves the suspicion that there was a desire to avoid offering an indication of a value that would be decisively higher, in communications with the shareholders);

e) very strangely, on the other hand, for the savings shares only it is specified  “… that for the savings shares, the value was deduced on the basis of the average market discount recorded by this category of shares with respect to ordinary shares in the last six months...”. So, for the purposes of the exchange ratio, for the ordinary shares the stock exchange prices method is expressly considered inapplicable. Instead, to justify the unjustifiable difference between the value attributed to the ordinary shares by the BOD and the value attributed to the savings shares, reference is made only to the market!!! Certainly, the TIME savings shares are indisputably shares that are absolutely illiquid that are traded, as is known, in a single daily sale. In several of the days of the half year used to determine the liquidation value for the purposes of the withdrawal, savings shares were traded for a total sum of less than one hundred euros and on almost all of these days for a total sum of a few thousand euros!!! If the valuation method based on the stock exchange valuation is rejected, how can a price formed based on a few trades worth a few dozen euros be taken as reference, albeit for other purposes, within the same operation, the same document, even? A price that could therefore be fatally exposed to easy manipulations?

And it is equally strange to note that:

i) regarding the pro veritate opinion cited above, the company confines itself to recognising (point 14) that this valuation "may be the object of dissenting opinions”;

ii) also in the report on the exchange ratio for the shares, pursuant to article 2501 sexies of the Italian Civil Code, the valuation criterion used by the BODs involved is reproposed, without any consideration of its fairness in relation to the statement made regarding the low significance of the stock exchange price of ordinary Time shares.

Stefano Bandieramonte

TELECOM ITALIA MEDIA S.P.A.

Special meeting of savings shareholders
27 April 2015

Explanatory report by savings shareholder Stefano Bandieramonte on item 7 on the agenda in the call notice as supplemented

Dear Shareholders,

this report was written primarily to provide the savings shareholders - for transparency in advance of the meeting - the curriculum vitae (annexed at "A" and "B")of Prof. Giuseppe Guizzi and Raffaele Cappiello, legal counsels, indicated in the proposed resolution reproduced below.

However, regarding the proposal to immediately use part of the expense account specified in article 146, subsection 1 of the CLFI for the purchase of a paid announcement in a daily newspaper with a national circulation, this is a proposal intended to make public opinion and the appointed authorities aware, in time, of the rights, including that of complete information, that must be recognised to our category of savings shareholders of Telecom Italia Media S.p.A., insofar as, among other things, the proposed merger involves listed companies, that are related, one of which (the incorporating company) exercising direction and coordination activity over the other (the company being incorporated).

Stefano Bandieramonte